Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

Frontier Communications Reports 2014 Third Quarter Results

●	Strong quarter with 21,900 net broadband additions and sequential customer revenue growth
●	Successful closing of the Connecticut acquisition on October 24, 2014
●	Delivered “Day One” acquisition synergies of $150 million – double initial expectations
●	Signed $100 million 3-year contract to supply Premium Technical Support to Intuit
●	Launched the $10 million America’s Best Communities Contest with DISH and CoBank
●	Maintained a sustainable dividend payout ratio

Stamford, Conn., November 3,  2014 — Frontier Communications Corporation (NASDAQ: FTR) today reported third quarter 2014 revenue of $1,140.9 million, operating income of $197.0 million and net income attributable to common shareholders of $42.0 million, or $0.04 per share. Excluding acquisition and integration costs of $41.6 million, acquisition-related interest expense of $7.5 million,  and severance costs of $0.4 million, partially offset by the gain on sale of assets of $25.0 million and certain tax  benefit items of $10.0 million, net (combined impact of $5.7 million after tax), non-GAAP adjusted net income attributable to common shareholders, as defined by the Company in the attached Schedule B, for the third quarter of 2014 was  $47.7 million, or $0.05 per share.

“We are very pleased to have achieved sequential growth both in residential and in business customer revenue in the third quarter,” said Maggie Wilderotter, Chairman and CEO.  “This represents continuing progress in our objective of improving our revenue trajectory.  We also delivered our seventh consecutive quarter of strong broadband net additions, with market share improvements in 81% of local markets year-to-date.  In addition, today we announced an expansion of our strategic partnership with Intuit to provide premium tech customer support to their small business customers and accountants who use QuickBooks® Online, QuickBooks® desktop, Payments and Payroll products.  Finally, our “America’s Best Communities” prize contest launched this quarter with DISH Networks and CoBank as our key partners, providing small communities in the Frontier footprint the opportunity to win up to $3 million for submitting and implementing a strong economic development and improved lifestyle plan. With this momentum, combined with the potential we have in our newly-acquired Connecticut markets, we are extremely well positioned to achieve our long-term objectives of revenue growth, delivering strong free cash flow, and maintaining a very attractive dividend payout ratio.”

“We have hit the ground running in Connecticut,” said Dan McCarthy, President and COO.  “The entire team did an exceptional job in preparing for this acquisition, and we are now executing on our well-laid plans to introduce Frontier’s offerings in Connecticut, utilize our distribution channels, and expand broadband capabilities.  Our annualized cost savings already total $150 million, and we’re driving further efficiencies for the remainder of 2014 and into 2015. We also continued to make progress in core business, with our second quarter in a row of sequential growth in residential customer revenue, as well as sequential growth in SME (small, medium, and enterprise) revenue.  Our offers continued to resonate in the market, and we are well-positioned for the fourth quarter and as we prepare for 2015.”

Revenue for the third quarter of 2014 was $1,140.9 million as compared to $1,147.3 million in the second quarter of 2014 and $1,185.3 million in the third quarter of 2013. Revenue for the third quarter of 2014 declined sequentially by $6.4 million, or 0.6%, from the second quarter of 2014 and by $44.4 million, or 4%, from the third quarter of 2013.

Customer revenue for the third quarter of 2014 of $1,016.6 million increased 0.3% sequentially as compared to $1,013.3 million in the second quarter of 2014, primarily due to the increase in data services revenue, partially offset by lower non-switched access revenue resulting from the expected decline in wireless backhaul revenue. Total residential revenue was $498.0 million for the third quarter of 2014 as compared to $497.0 million in the second quarter of 2014, a 0.2% sequential increase. Total business revenue was $518.6 million for the third quarter of 2014 as compared to $516.3 million in the second quarter of 2014, a 0.5% sequential increase.

At September 30, 2014, the Company had 2,740,300 residential customers and 260,800 business customers. The third quarter of 2014 resulted in a net loss of 21,800 residential customers as compared to 31,800 customers in the three months ended June 30, 2014 and 20,700 customers in the three months ended September 30, 2013. The average monthly residential revenue per customer was $60.34 in the third quarter of 2014, an increase of $0.70 as compared to the second quarter of 2014.

During the three months ended September 30, 2014, the Company had a net loss of approximately 3,400 business customers as compared to a net loss of 2,200 customers in the three months ended June 30, 2014 and a  net loss of 3,500 customers in the three months ended September 30, 2013. During the most recent quarter, the average monthly business revenue per customer was $658.56,  or 1.5%  higher than the second quarter of 2014.

The Company’s broadband customer net additions were 21,900 and 86,700 during the third quarter and first nine months of 2014, respectively.  Since the beginning of 2013, the Company has added 199,000 net broadband customers. The Company had 1,953,400 broadband customers at September 30, 2014. The Company added 2,000 net video customers during the third quarter of 2014. The Company had 395,900 video customers at September 30, 2014.

Network access expenses for the third quarter of 2014 were $107.9 million as compared to $106.2 million in the second quarter of 2014 and $104.0 million in the third quarter of 2013.

Other operating expenses for the third quarter of 2014 were $533.5 million as compared to $523.4 million in the second quarter of 2014 and $549.1 million in the third quarter of 2013. Other operating expenses in the third quarter of 2014 were lower than in the third quarter of 2013 by $15.6 million, primarily due to decreased employee benefit and overtime costs.

Depreciation and amortization for the third quarter of 2014 was $260.9 million as compared to $273.5 million in the second quarter of 2014 and $285.7 million in the third quarter of 2013. Amortization expense decreased by $11.1 million in the third quarter of 2014 as compared to the third quarter of 2013 due to the accelerated method of amortization related to the customer base.

Acquisition and integration costs for the third quarter of 2014 were $41.6 million ($0.03 per share after tax) as compared to $19.9 million ($0.01 per share after tax) in the second quarter of 2014 in connection with the AT&T Connecticut transaction, which closed on October 24, 2014.

Operating income for the third quarter of 2014 was $197.0 million and operating income margin was 17.3% as compared to operating income of $224.3 million and operating income margin of 19.6% in the second quarter of

2014 and operating income of $206.2 million and operating income margin of 17.4% in the third quarter of 2013. The third quarter of 2013 reflects the inclusion of pension settlement costs of $40.3 million and the absence of acquisition and integration costs.

Investment and other income for the third quarter of 2014 includes the recognition of a gain of $25.0 million associated with the sale of a passive minority investment in a wireless partnership.

Interest expense for the third quarter of 2014 was $170.4 million as compared to $167.6 million in the second quarter of 2014 and $163.8 million in the third quarter of 2013.  Interest expense increased by $6.5 million, as compared to the third quarter of 2013, primarily due to the $7.5 million recognized during the third quarter of 2014 related to commitment fees on the bridge loan facility and additional interest on the debt financing described below, both in connection with the AT&T Connecticut transaction.  These items were partially offset by lower average debt levels resulting from the debt refinancing activities and debt retirements during 2013.

Income tax expense for the third quarter of 2014 was $9.8 million as compared to $19.0 million in the second quarter of 2014 and $8.5 million in the third quarter of 2013. Income tax expense increased by $1.3 million in the third quarter of 2014 as compared to the third quarter of 2013, principally due to lower pretax income in 2013 due to the pension settlement costs of $40.3 million.  The Company had an effective tax rate for the third quarter of 2014 and 2013 of 18.9% and 19.3%, respectively.  The third quarter of 2014 includes certain tax items arising from the domestic production activities deduction, research and development tax credits, and reserves for uncertain tax positions with a net impact of $10.0 million in reduced income tax expense.

Net income attributable to common shareholders of Frontier was $42.0 million,  or $0.04 per share, in the third quarter of 2014, as compared to $37.7 million, or $0.04 per share, in the second quarter of 2014 and $35.4 million, or $0.04 per share, in the third quarter of 2013. The third quarter of 2014 includes acquisition and integration costs of $41.6 million,  acquisition related interest expense of $7.5 million and severance costs of $0.4 million, partially offset by the gain on sale of assets of $25.0 million and certain tax benefit items of $10.0 million, net (combined impact of $5.7 million after tax). Excluding the impact of the aforementioned items, non-GAAP adjusted net income attributable to common shareholders of Frontier for the third quarter of 2014 was  $47.7 million, or $0.05 per share, as compared to $53.7 million, or $0.05 per share, in the second quarter of 2014 and $56.5 million, or $0.06 per share, in the third quarter of 2013.

Capital expenditures for Frontier business operations were $152.4 million for the third quarter of 2014 and $413.0 million for the first nine months of 2014, as compared to $157.6 million for the third quarter of 2013 and $484.1 million for the first nine months of 2013. The Company also incurred $40.7 million in capital expenditures during the third quarter of 2014 and $82.3 million for the first nine months of 2014 related to integration activities in connection with the AT&T Connecticut transaction. The Company also used $16.4 million of the previously received Connect America Fund funding in the third quarter of 2014 and $40.9 million during the first nine months of 2014 as compared to $11.8 million in the third quarter of 2013 and $21.0 million during the first nine months of 2013.

Operating cash flow was $457.9 million for the third quarter of 2014 resulting in an operating cash flow margin of 40.1%.  Operating cash flow, as adjusted and defined by the Company in the attached Schedule A, was  $479.5 million, or 42.0%, after excluding $41.6 million of acquisition and integration costs and $0.4 million of severance costs, partially offset by $20.5 million of cash pension contributions/OPEB payments in excess of pension and other postretirement benefit expense.

Free cash flow, as defined by the Company in the attached Schedule A, was $149.1 million for the third quarter of 2014 and $600.1 million for the first nine months of 2014.  The Company’s dividend represents a payout of 67% of free cash flow for the third quarter of 2014 and 50% for the first nine months of 2014.

Working Capital

At September 30, 2014,  the Company had a working capital surplus of $1,589.0 million,  which includes restricted cash of $1,519.0 million resulting from the net proceeds of the debt financing described below and the classification of certain debt maturing in the first nine months of 2015 of $247.4 million as a current liability. Excluding such restricted cash, our working capital surplus was $70.0 million at September 30, 2014.

Debt Financing for AT&T Transaction

On September 17, 2014, the Company completed a registered debt offering of $775.0 million aggregate principal amount of 6.250% senior unsecured notes due 2021, and $775.0 million aggregate principal amount of 6.875% senior unsecured notes due 2025. The Company received net proceeds, after deducting underwriting fees, of $1,519.0 million from the offering. The Company used the net proceeds from the sale of the notes, together with $350.0 million from the 2014 CoBank Term Loan and cash on hand, to finance the AT&T Transaction that closed on October 24, 2014.

Pension Contributions

Cash contributions to the pension plan were $39.3 million for the third quarter of 2014 and $70.5 million for the first nine months of 2014. The Company made total cash contributions to its pension plan for 2014 of $83.2 million, including cash contributions of $12.7 million on October 15, 2014.  Our 2014 pension contributions include the impact of the Highway and Transportation Funding Act of 2014. The Company believes that there are no further required contributions to be made in 2014.

Non-GAAP Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow. A reconciliation of the differences between non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income attributable to common shareholders of Frontier as reflected in the statement of operations or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow,  operating cash flow and adjusted operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income attributable to common shareholders of Frontier in the statement of operations, or cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude investment gains, certain tax items, acquisition and integration costs, acquisition related interest expense, severance costs,  pension settlement costs, non-cash pension and other postretirement benefit costs, losses on early extinguishment of debt, gain on sale of Mohave partnership interest and gain on sale of assets, as disclosed in the attached Schedules A and B, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

The Company will host a conference call today at 4:30 P.M. Eastern time.  In connection with the conference call and as a convenience to investors, the Company furnished today on a Current Report on Form 8-K certain materials regarding third quarter 2014 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/events.cfm

A telephonic replay of the conference call will be available beginning at 8:00 P.M. Eastern time, Monday,  November 3, 2014 through Saturday, November 8, 2014 at 8:00 PM Eastern time via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820, passcode 3125987.  A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 28 states, including Connecticut.  Frontier’s approximately 17,000 employees, including the recently acquired Connecticut operations, are based entirely in the United States.  More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties include, but are not limited to:  the ability to successfully integrate the Connecticut operations into our existing operations and the diversion of management’s attention from ongoing business and regular business responsibilities to effect such integration;  the effects of increased expenses or unanticipated liabilities incurred due to activities related to the AT&T Transaction; the risk that the cost savings from the AT&T Transaction may not be fully realized; the sufficiency of the assets to be acquired from AT&T to enable the combined company to operate all aspects of the acquired business; disruption from the AT&T Transaction making it more difficult to maintain relationships with customers or suppliers of the Connecticut operations;  our ability to meet our debt and debt service obligations, which have increased as a result of the AT&T Transaction; the effects of greater than anticipated competition from cable, wireless and other wireline carriers that could require us to implement new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our voice customers that we cannot offset with increases in broadband subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to successfully adjust to changes in the communications industry and to implement strategies for growth; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; the effects of changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of technological changes and competition on our capital expenditures, products and service offerings, including the lack of assurance that our network improvements in speed and capacity will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical expenses (including as a result of the impact of the Patient Protection and Affordable Care Act) and pension and postemployment expenses, such as retiree medical and severance costs, and related funding requirements; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2015 and beyond; the effects of economic downturns which could result in difficulty in collection of revenues and loss of customers; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing to us; our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity may affect our payment of dividends on our common shares; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; and the effects of severe weather events such as hurricanes, tornadoes, ice storms or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue. These and other uncertainties related to our business are described in greater detail in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

###

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended			For the nine months ended
($ in thousands, except per share amounts)	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Income Statement Data
Revenue	$1,140,874	$1,147,265	$1,185,278	$3,442,185	$3,581,207

Operating expenses:
Network access expenses	107,866	106,224	103,955	321,182	320,467
Other operating expenses (1)	533,469	523,385	549,141	1,585,780	1,624,655
Depreciation and amortization	260,897	273,463	285,701	815,767	887,225
Pension settlement costs (2)	-	-	40,309	-	40,309
Acquisition and integration costs (3)	41,611	19,851	-	72,058	-
Total operating expenses	943,843	922,923	979,106	2,794,787	2,872,656

Gain on sale of Mohave partnership interest	-	-	-	-	14,601

Operating income	197,031	224,342	206,172	647,398	723,152

Investment and other income (expense), net	25,106	(17)	1,524	26,484	9,134
Losses on early extinguishment of debt	-	-	-	-	159,780
Interest expense	170,371	167,611	163,835	508,939	501,802

Income before income taxes	51,766	56,714	43,861	164,943	70,704
Income tax expense	9,773	19,034	8,461	45,996	22,981

Net income (3)	41,993	37,680	35,400	118,947	47,723
Less: Income attributable to the noncontrolling
interest in a partnership	-	-	-	-	2,643

Net income attributable to common shareholders
of Frontier	$41,993	$37,680	$35,400	$118,947	$45,080

Weighted average shares outstanding	994,647	994,628	993,115	994,393	992,480

Basic net income per common share attributable
to common shareholders of Frontier (4)	$0.04	$0.04	$0.04	$0.12	$0.04

Non-GAAP adjusted net income per common share
attributable to common shareholders of Frontier (4)(5)	$0.05	$0.05	$0.06	$0.15	$0.17

Other Financial Data
Capital expenditures - Business operations	$152,446	$125,536	$157,560	$413,041	$484,082
Capital expenditures - Integration activities	40,676	31,227	-	82,251	-
Operating cash flow, as adjusted (5)	479,469	515,031	548,781	1,515,969	1,667,999
Free cash flow (5)	149,050	215,899	232,189	600,103	614,269
Dividends paid	100,208	100,209	99,956	300,645	299,822
Dividend payout ratio (6)	67%	46%	43%	50%	49%

(1)    Includes severance costs of $0.4 million, $0.8 million and $2.6 million for the quarters ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively, and $1.6 million and $9.4 million for the nine months ended September 30, 2014 and 2013, respectively.

(2)   Reflects non-cash pension settlement charge of $40.3 million ($25.0 million or $0.02 per share after tax) during the quarter and nine months ended September 30, 2013 for the accelerated recognition of a portion of the unrecognized actuarial losses in the Company’s pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

(3)    Reflects acquisition and integration costs of $41.6 million ($26.6 million or $0.03 per share after tax) and $19.9 million ($12.6 million or $0.01 per share after tax) for the quarters ended September 30, 2014 and June 30, 2014, respectively, and $72.1 million ($46.0 million or $0.05 per share after tax) for the nine months ended September 30, 2014.

(4)    Calculation based on weighted average shares outstanding.

(5)    Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.

(6)    Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended			For the nine months ended
(Amounts in thousands, except operating data)	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Selected Income Statement Data
Revenue:
Voice services	$471,786	$471,570	$510,080	$1,425,675	$1,549,824
Data and internet services	468,796	462,730	471,211	1,393,022	1,393,475
Other	76,045	79,001	68,772	232,169	221,752
Customer revenue	1,016,627	1,013,301	1,050,063	3,050,866	3,165,051
Switched access and subsidy	124,247	133,964	135,215	391,319	416,156
Total revenue	$1,140,874	$1,147,265	$1,185,278	$3,442,185	$3,581,207

Other Financial and Operating Data
Revenue:
Residential	$498,009	$497,040	$505,624	$1,491,013	$1,525,330
Business	518,618	516,261	544,439	1,559,853	1,639,721
Customer revenue	1,016,627	1,013,301	1,050,063	3,050,866	3,165,051
Switched access and subsidy	124,247	133,964	135,215	391,319	416,156
Total revenue	$1,140,874	$1,147,265	$1,185,278	$3,442,185	$3,581,207

Customers	3,001,101	3,026,281	3,096,794	3,001,101	3,096,794
Residential customer metrics:
Customers	2,740,278	2,762,099	2,822,141	2,740,278	2,822,141
Revenue	$498,009	$497,040	$505,624	$1,491,013	$1,525,330
Average monthly residential revenue per customer	$60.34	$59.64	$59.50	$59.68	$59.14	(1)
Customer monthly churn	1.86%	1.80%	1.81%	1.76%	1.70%

Business customer metrics:
Customers	260,823	264,182	274,653	260,823	274,653
Revenue	$518,618	$516,261	$544,439	$1,559,853	$1,639,721
Average monthly business revenue per customer	$658.56	$648.71	$656.60	$652.75	$650.83

Employees	14,510	13,910	13,937	14,510	13,937
Broadband subscribers	1,953,376	1,931,521	1,838,915	1,953,376	1,838,915
Video subscribers	395,899	393,901	377,915	395,899	377,915
Switched access minutes of use (in millions)	3,637	3,760	4,091	11,340	12,490

(1)   Calculation excludes the Mohave Cellular Limited Partnership.

Note: As stated in our quarterly report for the period ended March 31, 2014, prior period revenue and certain operating statistics have been revised from the previously disclosed amounts to reflect the immaterial reclassification of certain revenues from residential to business and the related impact on average monthly revenue per customer amounts.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in thousands)
	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$808,518	$880,039
Accounts receivable, net	462,299	479,210
Restricted cash	1,519,000	11,411
Other current assets	137,532	248,179
Total current assets	2,927,349	1,618,839

Property, plant and equipment, net	7,152,461	7,255,762
Other assets - principally goodwill	7,559,878	7,760,883
Total assets	$17,639,688	$16,635,484

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$262,534	$257,916
Accounts payable and other current liabilities	1,075,835	1,043,671
Total current liabilities	1,338,369	1,301,587

Deferred income taxes and other liabilities	3,223,197	3,404,749
Long-term debt	9,185,603	7,873,667
Equity	3,892,519	4,055,481
Total liabilities and equity	$17,639,688	$16,635,484

Frontier Communications Corporation

Consolidated Cash Flow Data

($ in thousands)	For the nine months ended September 30,
	2014	2013

Cash flows provided by (used in) operating activities:
Net income	$118,947	$47,723
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	815,767	887,225
Losses on early extinguishment of debt	-	159,780
Pension settlement costs	-	40,309
Pension/OPEB costs	(20,875)	22,558
Stock based compensation expense	18,350	12,561
Gain on sale of assets	(25,000)	(14,601)
Other non-cash adjustments	29,508	7,353
Deferred income taxes	(124,757)	(43,310)
Change in accounts receivable	16,911	57,474
Change in accounts payable and other liabilities	53,392	(91,322)
Change in other current assets	59,823	(10,409)
Net cash provided by operating activities	942,066	1,075,341

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(413,041)	(484,082)
Capital expenditures - Integration activities	(82,251)	-
Network expansion funded by Connect America Fund	(40,934)	(21,042)
Grant funds received for network expansion from Connect America Fund	3,748	5,998
Proceeds on sale of assets	25,000	17,755
Cash transferred (to)/from escrow	(1,507,589)	21,788
Other assets purchased and distributions received, net	27,043	3,536
Net cash used by investing activities	(1,988,024)	(456,047)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	1,560,801	750,000
Financing costs paid	(39,271)	(19,360)
Long-term debt payments	(244,780)	(1,548,548)
Premium paid to retire debt	-	(159,429)
Dividends paid	(300,645)	(299,822)
Other financing activities	(1,668)	(7,670)
Net cash provided from (used by) financing activities	974,437	(1,284,829)

Decrease in cash and cash equivalents	(71,521)	(665,535)
Cash and cash equivalents at January 1,	880,039	1,326,532

Cash and cash equivalents at September 30,	$808,518	$660,997

Supplemental cash flow information:
Cash paid during the period for:
Interest	$464,334	$493,427
Income taxes, net	$36,086	$82,675

Non-cash investing and financing activities:
Financing obligation for contributions of real property to pension plan	$-	$18,216
Reduction of pension obligation	$-	$(18,216)

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the nine months ended
($ in thousands)	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013

Operating Income to Adjusted Operating Cash Flow
to Free Cash Flow

Revenue	$1,140,874	$1,147,265	$1,185,278	$3,442,185	$3,581,207
Less: Total operating expenses	943,843	922,923	979,106	2,794,787	2,872,656
Add: Gain on sale of Mohave partnership interest	-	-	-	-	14,601
Operating income	197,031	224,342	206,172	647,398	723,152

Depreciation and amortization	260,897	273,463	285,701	815,767	887,225
Operating cash flow	457,928	497,805	491,873	1,463,165	1,610,377

Add back:
Acquisition and integration costs	41,611	19,851	-	72,058	-
Pension/OPEB costs (1)	(20,458)	(3,470)	13,950	(20,875)	22,558
Pension settlement costs (2)	-	-	40,309	-	40,309
Severance costs	388	845	2,649	1,621	9,356

Subtract:
Gain on sale of Mohave partnership interest	-	-	-	-	14,601
Adjusted operating cash flow	479,469	515,031	548,781	1,515,969	1,667,999

Add back:
Interest and dividend income	118	110	382	1,350	2,268
Stock based compensation	6,458	5,741	3,634	18,350	12,561

Subtract:
Cash paid (refunded) for income taxes	21,678	19,336	(787)	36,086	82,675
Capital expenditures - Business operations (3)	152,446	125,536	157,560	413,041	484,082
Interest expense (4)	162,871	160,111	163,835	486,439	501,802
Free cash flow	$149,050	$215,899	$232,189	$600,103	$614,269

Operating income margin (Operating income
divided by revenue)
As Reported	17.3%	19.6%	17.4%	18.8%	20.2%
As Adjusted (5)	19.2%	21.1%	22.2%	20.3%	21.8%

Operating cash flow margin (Operating cash flow
divided by revenue)
As Reported	40.1%	43.4%	41.5%	42.5%	45.0%
As Adjusted	42.0%	44.9%	46.3%	44.0%	46.6%

(1)    Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $13.4 million, $14.2 million and $20.6 million for the quarters ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively, less cash pension contributions and certain OPEB costs/payments of $33.9 million, $17.7 million and $6.6 million for the quarters ended September 30, 2014, June 30, 2014 and September 30, 2013,  respectively. Reflects pension and OPEB expense, net of capitalized amounts, of $42.0 million and $61.6 million for the nine months ended September 30, 2014 and 2013, respectively, less cash pension contributions and certain OPEB costs/payments of $62.9 million and $39.0 million for the nine months ended September 30, 2014 and 2013, respectively.

(2)   Reflects non-cash pension settlement charge of $40.3 million during the quarter and nine months ended September 30, 2013 for the accelerated recognition of a portion of the unrecognized actuarial losses in the Company’s pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

(3)Excludes capital expenditures for integration activities.

(4)  Excludes interest expense of $7.5 million for the quarters ended September 30, 2014 and June 30, 2014,  and $22.5 million for the nine months ended September 30, 2014, related to commitment fees on the bridge loan facility in connection with the AT&T Connecticut transaction.

(5)Excludes acquisition and integration costs, pension/OPEB costs (non-cash), pension settlement costs, severance costs and gain on sale of Mohave partnership interest.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except per share amounts)
	For the quarter ended
	September 30, 2014		June 30, 2014		September 30, 2013
Net income attributable to common shareholders of Frontier	Net Income	Earnings Per Share	Net Income	Earnings Per Share	Net Income	Earnings Per Share

GAAP, as reported	$41,993	$0.04	$37,680	$0.04	$35,400	$0.04
Pension settlement costs	-	-	-	-	24,992	0.02
Gain on sale of assets	(15,973)	(0.02)	-	-	-	-
Acquisition and integration costs	26,588	0.03	12,595	0.01	-	-
Severance costs	248	-	537	-	1,626	-
Acquisition related interest expense (1)	4,793	-	4,730	0.01	-	-
Certain tax items (2)	(9,998)	(0.01)	(1,861)	-	(5,557)	(0.01)
Non-GAAP, as adjusted (3)	$47,651	$0.05	$53,681	$0.05	$56,461	$0.06

	For the nine months ended
	September 30, 2014				September 30, 2013
Net income attributable to common shareholders of Frontier	Net Income	Earnings Per Share			Net Income	Earnings Per Share

GAAP, as reported	$118,947	$0.12			$45,080	$0.04
Pension settlement costs	-	-			24,992	0.02
Gain on sale of assets	(15,973)	(0.02)			-	-
Losses on early extinguishment of debt	-	-			98,888	0.10
Gain on sale of Mohave partnership interest	-	-			(8,591)	(0.01)
Gain on investment in Adelphia	-	-			(889)	-
Acquisition and integration costs	46,038	0.05			-	-
Severance costs	1,036	-			5,864	0.01
Acquisition related interest expense (1)	14,375	0.01			-	-
Certain tax items (2)	(14,725)	(0.01)			1,243	-
Non-GAAP, as adjusted (3)	$149,698	$0.15			$166,587	$0.17

(1)   Represents interest expense related to commitment fees on the bridge loan facility in connection with the AT&T Connecticut transaction.

(2)    Includes impact arising from state law changes, the net impact of uncertain tax positions, the domestic production activities deduction, research and development tax credits,  settlement of an IRS audit and changes in certain deferred tax balances.

(3)   Non-GAAP, as adjusted may not sum due to rounding.